Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 1st QUARTER SALES & E.P.S.

Accretive Acquisition, Positive Currency Impact Led by Strong Euro and Direct

Selling Operations Drive Growth Despite Challenging Market Conditions

Full Year, Fiscal 2004 E.P.S. Estimate Increased to in Excess of $2.10

GREENWICH, CT, USA, June 3, 2003: Blyth, Inc. (NYSE:BTH), a leader in home fragrance and decorative accents, today reported first quarter Net Sales of $312.0 million compared with $277.9 million a year earlier, an increase of 12%.  Operating Profit for the first quarter was $34.3 million, an increase of 11% compared to $30.9 million in the prior year period.  Net Earnings for the quarter increased 53% to $19.6 million versus $12.8 million a year earlier.  Diluted Net Earnings Per Share for the first quarter were $0.42 per share compared to $0.28 per share for the same period last year, an increase of 50%.  The increase in Net Earnings and Diluted Net Earnings Per Share is partly attributable to last year’s adoption of SFAS 142, which reduced the carrying value of the goodwill related to the Company’s 1997 acquisition of the Sterno® brand by $7.4 million as of February 1, 2002.  This goodwill impairment was recorded as a cumulative effect of a change in accounting principle and reduced last year’s first quarter net income by $4.5 million (after tax) or $0.10 per share.  Excluding the effect of SFAS 142, last year’s first quarter Earnings Per Share would have been $0.37.

Commenting on the first quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, “Blyth had a solid first quarter in what remains a very difficult retail environment.  Our global brand portfolio and diverse distribution channel strategy again offered stability across our broad base of businesses.  Acquisition-related growth and the effect of strong foreign currencies versus the U.S. dollar had a positive impact on Blyth’s reported results but, even excluding these benefits, net sales were about equal to last year’s very strong first quarter.  In a period that included war-related consumer and retailer uncertainty, as well as severe weather in the U.S. and Canada, we are pleased with our results.”

Blyth’s first quarter net sales benefited from the addition of CBK Styles, acquired in May of last year, and Miles Kimball Company, acquired on April 1st of this year, by a combined total of approximately nine percentage points.  The positive impact of strong foreign currencies versus the U.S. dollar accounted for approximately four percentage points of first quarter sales growth.  Within its existing businesses, PartyLite’s sales growth of 6% in the U.S. and 8% in Europe (reported in local currencies), which translated into a 32% increase when reported in U.S. dollars, offset declines in PartyLite’s Canadian market and Blyth’s existing consumer wholesale and foodservice businesses.

Mr. Goergen continued, “PartyLite U.S. enjoyed strong sales growth in the first quarter, much of which we believe can be attributed to certain one-time 30th anniversary promotions and a one-time product launch timing shift.  While growth in the number of active independent sales consultants was modest, 30th anniversary celebration product specials and PartyLite’s spring product line, which was introduced earlier this year, proved popular and boosted first quarter sales.  First quarter net sales were also positively impacted by shipping efficiencies experienced because of year-over-year growth in usage of the PartyLite Extranet.”

On a segment basis, Net Sales in the Candles and Home Fragrance segment were $270.1 million, an increase of 4% over $260.2 million in the prior year period.  Operating income for this segment, at $34.8 million, increased 6% when compared to $32.7 million in last year’s first quarter.  Net sales in the Creative Expressions segment increased to $41.9 million in the first quarter from $17.7 million in last year’s first quarter due to the inclusion of sales of CBK Styles and Miles Kimball, discussed earlier.  This segment experienced a first quarter operating loss of $600 thousand compared to a loss of $1.8 million in the prior year period due primarily to the inclusion of CBK Styles and offset somewhat by the addition of Miles Kimball.  The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

For the full year, management increased Earnings Per Share estimates from in excess of $2.05 to in excess of $2.10, reflecting the effect of the Miles Kimball acquisition, which was completed on April 1st, and the positive impact of stronger foreign currencies versus the U.S. dollar, somewhat offset by the very soft retail environment being experienced in the second quarter and consumer and economic uncertainty.  Cash flow from operations is expected to be approximately $135 million and capital spending is expected to total approximately $25 million.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brand names.  In Europe, its products are also sold under the PartyLite, Colonial, Gies, Ambria and Carolina brands.  Blyth also markets a broad range of Creative Expressions products, including home décor, household convenience products and giftware under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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BLYTH, INC.

Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended April 30, 2003	Three Months Ended April 30, 2002

Net sales	$311,991	$277,896
Cost of goods sold	150,595	132,888
Gross profit	161,396	145,008
Selling	97,069	88,407
Administrative	30,069	25,693
	127,138	114,100
Operating profit	34,258	30,908
Other expense (income)
Interest expense	3,590	3,823
Interest income and other	(591)	(441)
Equity in earnings of investee	135	(28)
	3,134	3,354
Earnings before income taxes, minority interest and cumulative effect of change in accounting principle	31,124	27,554
Income tax expense	11,453	10,250
Earnings before minority interest and cumulative effect of change in accounting principle	19,671	17,304
Minority interest	44	—
Earnings before cumulative effect of change in accounting principle	19,627	17,304
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	(4,515)
Net Earnings	$19,627	$12,789

Basic:
Earnings per common share before cumulative effect of change in accounting principle	$0.43	$0.37
Cumulative effect of change in accounting principle	0.00	(0.10)
	$0.43	$0.28 *
Weighted average number of shares outstanding	46,080	46,290

Diluted:
Earnings per common share before cumulative effect of change in accounting principle	$0.42	$0.37
Cumulative effect of change in accounting principle	0.00	(0.10)
	$0.42	$0.28 *
Weighted average number of shares outstanding	46,208	46,474

* Net earnings per share amounts for the three months ended April 30, 2002 do not foot due to rounding.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2003	April 30, 2002
Assets
Cash and Cash Equivalents	$122,391	$155,134
Accounts Receivable, Net	83,972	75,261
Inventories	200,450	178,875
Property, Plant & Equipment, Net	260,227	234,615
Other Assets	285,599	163,726
	$952,639	$807,611

Liabilities and Stockholders’ Equity
Bank Debt	$30,783	$31,452
Senior Notes	10,714	14,285
Bond Debt	154,855	149,449
Other Liabilities	204,971	151,381
Stockholders’ Equity	551,316	461,044
	$952,639	$807,611